Exhibit 10.3

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

This Amendment No. 4 (the “Amendment”) to the Second Amended and Restated Employment Agreement effective as of April 1, 2002 (the “Agreement”) is made by and between BankUnited, FSB (the “Bank”) and Alfred R. Camner (the “Executive”) and is effective as of June 7, 2006.

RECITALS

WHEREAS, Section 9(b)(viii) of the Agreement currently provides that the Executive may make an election following his termination of employment with the Bank, and subject to the Bank’s consent, to receive a lump sum payment for the difference between the Market Value and exercise price of the shares subject to his stock options, upon surrender of such stock options; and

WHEREAS; upon consultation with various advisors, the Committee and the Executive had determined to delete the Executive’s right to make such an election;

NOW, THEREFORE BE IT RESOLVED, in consideration of the mutual agreements and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 9(b)(viii) of the Agreement is hereby deleted in its entirety and replaced by the following:

At the election of the Bank made within thirty (30) days following the Executive’s termination of employment with the Bank, upon the surrender of options or appreciation rights issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Bank, a lump sum payment in an amount equal to the product of:

(A) the excess of (I) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(B) the number of shares with respect to which options or appreciation rights are being surrendered.

For purposes of this Section 9(b)(viii) and for purposes of determining the Executive’s right following his termination of employment with the Bank to exercise any options or appreciation rights not surrendered pursuant hereto, the Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Bank, even if he is not vested under such plan or program;

Amendment No. 4

BankUnited, FSB

Alfred Camner Employment Agreement

2. Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year as first written above.

BANKUNITED, FSB		EXECUTIVE:

By:	/s/ Lawrence H. Blum		/s/ Alfred R. Camner
Name:	Lawrence H. Blum	Name:	Alfred R. Camner
Title:	Vice Chairman of the Board and Secretary

ATTEST:

By:	/s/ Dellene Acampa
Name:	Dellene Acampa
Title:	Assistant Secretary